Exhibit 4.2

Description of Registrant’s Securities

The Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), of American Vanguard Corporation, a Delaware corporation (the “Registrant”) provides that the Registrant may issue up to 40,400,000 shares of Common Stock, par value $0.10 per share. As of December 31, 2024, there are 34,794,548 shares of Common Stock issued (which includes 5,915,182 shares of Common Stock held in treasury). All outstanding shares of Common Stock are fully paid and nonassessable.

The Certificate also authorizes the Registrant to issue up to 400,000 shares of preferred stock, par value $0.10 per share. There are no shares of preferred stock issued or outstanding as of the date hereof.

Holders of Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the Registrant’s stockholders and may not cumulate votes for the election of directors.

Holders of Common Stock are entitled to receive ratably dividends as may be declared from time to time by the Registrant’s Board of Directors out of funds legally available for dividend payments. In the event of the Registrant’s liquidation, dissolution or winding up, after full payment of all liabilities, holders of Common Stock are entitled to share ratably in all remaining assets.

The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

The Common Stock is currently listed on the New York Stock Exchange under the symbol “AVD.”

Anti-Takeover Provisions

The Registrant is subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

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prior to that date, the Registrant’s Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Registrant outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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on or subsequent to that date, the business combination is approved by the Registrant’s Board of Directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Section 203 defines business combination to include:

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any merger or consolidation involving the corporation and the interested stockholder;
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any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
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subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and
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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaws Provisions

Certain provisions of the Registrant’s Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in control or change in the Registrant’s management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that the Registrant’s stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of the Registrant’s common stock. Among other things, the Registrant’s Certificate of Incorporation and Bylaws:

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permit the Registrant’s Board of Directors to issue up to 400,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;
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provide that the authorized number of directors may be changed only by resolution of the Board of Directors within a fixed maximum and minimum;
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provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by the sole remaining director;
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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and
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do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).